Exhibit 99.16

Excerpts from Section C of 2014-2015 Budget – Budget Plan

TABLE C.3

Québec’s economic outlook
(percentage change, unless otherwise indicated)
	2013	2014	2015
Output
Real gross domestic product	1.1	1.8	2.0
Nominal gross domestic product	1.9	3.4	3.9
Nominal gross domestic product ($ billion)	364.6	376.9	391.8

Components of GDP (in real terms)
Household consumption	2.1	2.2	2.0
Government spending and investment	1.1	0.2	0.1
Residential investment	–5.1	–0.5	–0.4
Non-residential business investment	–6.0	1.3	5.3
Exports	3.8	3.0	3.8
Imports	0.5	1.9	2.1

Labour market
Population (thousands)	8 155	8 227	8 284
Population aged 15 and over (thousands)	6 691	6 735	6 775
Jobs (thousands)	4 032	4 063	4 110
Job creation (thousands)	47.8	31.3	46.3
Job creation	1.2	0.8	1.1
Unemployment rate (%)	7.6	7.5	7.2
Employment rate (%)	60.3	60.3	60.7

Other economic indicators (in nominal terms)
Household consumption	3.1	3.4	3.8
– Excluding food and rent	2.9	3.3	3.7
Housing starts (thousands of units)	37.8	37.5	35.7
Residential investment	–5.2	1.2	1.7
Non-residential business investment	–4.7	4.1	7.1
Wages and salaries	2.2	2.7	3.6
Household income	2.4	2.8	3.5
Net operating surplus of corporations (1)	–7.1	4.4	5.4
Consumer price index	0.7	1.3	2.1
– Excluding tobacco and alcohol	0.7	1.2	2.1
Per capita GDP ($)	44 705	45 813	47 296
Per capita disposable income ($)	26 745	27 234	28 028
– Growth	1.5	1.8	2.9

(1)	According to the new nomenclature used by Statistics Canada, the net operating surplus of corporations includes, in particular, the profits and investment income of businesses.
Sources:	Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

C.21

TABLE C.7

Canadian financial markets
(average annual percentage rate, unless otherwise indicated)
	2012	2013	2014	2015
Target for the overnight rate	1.0	1.0	1.0	1.4
3-month Treasury bills	1.0	1.0	0.9	1.4
10-year bonds	1.9	2.3	2.9	3.8
Canadian dollar (in U.S. cents)	100.1	96.6	89.5	87.9

Sources:	Statistics Canada, Bloomberg and Ministère des Finances du Québec.

C.31